SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)

Filed by the Registrant / /

Filed by a Party other than the Registrant|X|

Check the appropriate box:

         / /      Preliminary Proxy Statement
         / /      Confidential,  for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         / /      Definitive Proxy Statement
         /X/      Definitive Additional Materials
         / /      Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or
                  Section 240.14a-12


                             PUROFLOW INCORPORATED
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                (Name of Registrant as Specified In Its Charter)

                            THE FULL VALUE COMMITTEE
                             STEEL PARTNERS II, L.P.
                             WARREN G. LICHTENSTEIN
                                ROBERT FRANKFURT
                               JAMES BENENSON, JR.
                                 STEVEN WOLOSKY
--------------------------------------------------------------------------------
                   (Name of Persons(s) Filing Proxy Statement)

         Payment of Filing Fee (Check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2)      Aggregate number of securities to which transaction applies:

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         (3)      Per  unit  price  or other  underlying  value  of  transaction computed pursuant to

                  Exchange Act Rule 0-11:

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         (4)      Proposed maximum aggregate value of transaction:

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         (5)      Total fee paid:
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         / /      Fee paid previously with preliminary materials:
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       / / Check box if any part of the fee is offset as  provided  by  Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:

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         (2)      Form, Schedule or Registration Statement No.:

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         (3)      Filing Party:

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         (4)      Date Filed:

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
                             STEEL PARTNERS II, L.P.
                        150 East 52nd Street, 21st Floor
                            New York, New York, 10022



                                                  August 9, 1999



BY FACSIMILE

The Board of Directors
Puroflow Incorporated
16559 Saticoy Street
Van Nuys, California 91004

Gentlemen:

         Steel Partners is writing this letter in response to your recent letter and press release, each dated August 4, 1999, publicly announcing your offer to settle our proxy contest. Steel Partners has made it clear throughout its negotiations that a board whose majority is composed of Steel's nominees is the best way to enhance stockholder value. While Steel Partners is highly confident that we would be able to accomplish our objectives if we were to proceed with our proxy solicitation, we concur that it would be in the best interests of all parties involved if we could avoid the expense and unrest such actions would involve. To that end, we continue to be willing to have discussions with the Board of Directors and its representatives, with a view towards reaching a settlement prior to the Company's annual meeting.

         While we believe the Company's most recent proposal represents a start toward reaching a settlement, we believe the offer omits certain important items requested by Steel Partners in its negotiations with the Board. Those items include:

                  1. That any standstill agreement Steel Partners would enter into would terminate immediately prior to the next annual meeting. This would allow Steel Partners to seek a majority of the board seats at the next annual meeting should Steel be unable to accomplish its goal of enhancing value for all stockholders as a result of its minority position on the board;
                  2. That the Board of Directors would agree to amend the Company's Poison Pill Rights Plan so that the acquisition threshold is raised to 25%, allowing additional equity participation in the Company without eliminating the alleged protection that the Poison Pill Rights Plan affords stockholders; and

                  3. That the Board of Directors would agree to eliminate any and all related party transactions, including those transactions between the Company and its non-employee directors.

                  Until receiving your letter, we believed the Board understood the importance of these provisions to any settlement. As such, Steel Partners is unwilling to accept the terms of your proposal unless these items are included. However, if the Company were to agree to the modifications listed above, Steel Partners would accept the Company's proposal of a minority position on the Board of Directors.

                  We hope that the recent tenor of our discussions and correspondence will lead to an agreement between the Company and Steel, and believe such an agreement will only serve to enhance shareholder value, a goal that should be the main objective for both parties. Our offer will remain open until Wednesday, August 11, and we look forward to your response.


                                             Sincerely,



                                             Warren G. Lichtenstein
                                             Managing Partner


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